Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (hereinafter referred to as the “Agreement”), is entered into as of this 18th day of March, 2015, by and among, 6D GLOBAL TECHNOLOGIES, INC., a Delaware corporation (the “Buyer”), SWELLPATH, INC., an Oregon corporation (the “Company”) and each of the equityholders of the Company set forth on the signature page hereto (the “Sellers”). (The Buyer, the Company and the Sellers are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H

WHEREAS, the Company is principally engaged in the business of providing digital analytics, consulting, website optimization services and digital and social media advertising (the “Business”);

WHEREAS, the Company is an Oregon corporation with 3,663,551 shares of common stock, no par value per share (the “Company Common Stock”) and rights to acquire an aggregate of seven and two tenths (7.2%) percent of the purchase price to be paid by the Buyer for the transactions contemplated herein (the “Rights” and collectively with the Company Common Stock, the “Securities”) issued and outstanding;

WHEREAS, the holders of the Company Common Stock set forth on the signature page hereof (the “Selling Shareholders”) are the record and beneficial owner of all of the shares of the Company Common Stock set forth next to each of the Selling Shareholder’s name on the signature page hereof  and the holders of the Rights (“the Rights Holders”) are the record and beneficial holders of the Rights, as set forth next to each Rights Holder’s name on the Signature page hereof;

WHEREAS, the Sellers desire to sell the Securities to the Buyer, and the Buyer desires to purchase the Securities from Sellers, in the manner and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1           Securities Purchase.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Sellers shall sell, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase, acquire and accept from the Sellers, all right, title and interest of the Seller, legal and equitable, beneficial and of record, in and to the Securities.

1.2           Purchase Price; Payment of Purchase Price.

(a)           Purchase Price.  In consideration for the Securities, the Buyer shall pay to the Sellers the following consideration: (i) $300,000; (ii) 300,000 restricted shares of Buyer’s common stock, par value $0.00001  per share (“Buyer Common Stock”); (iii) up to an additional 300,000 restricted shares of Buyer Common Stock and $650,000 in cash, in accordance with and subject to the achievement of the performance milestones and other terms set forth in Section 2.2(b)(ii) (subsections (i), (ii) and (iii) collectively, the “Purchase Price”) which are hereby incorporated by reference as if set forth herein.

(b)           Payments of Purchase Price.  The Purchase Price will be paid by Buyer as follows:

(i)           At the Closing,

(A)           $300,000, subject to adjustment as set forth in Section 1.3 herein, in cash divided evenly among the Sellers in accordance with their pro rata ownership of the Securities set forth on Schedule1.2 hereto.

(B)           300,000 shares of Buyer Common Stock (the “Closing Shares”) shall be issued to the Sellers in accordance with their pro rata ownership of the Securities set forth on Schedule 1.2 hereto.  The Buyer Common Stock shall be delivered to the Sellers on the Closing Date and shall be subject to a one-year lock-up regarding the sale, transfer, conveyance or hypothecation of such Shares, in accordance with the provisions set forth in the Lock-up Agreement set forth as Exhibit 2.2 hereto.

(ii)          Up to 300,000 restricted shares of Buyer Common Stock (the “Earnout Shares”) and up to $650,000 in cash (the “Earnout Cash”, and together with the Earnout Shares, the “Earnout Consideration”) payable in accordance with and subject to the satisfaction of the terms set forth in Section 2.2(b)(iii).  Any Earnout Shares issued in accordance with Section 2.2(b)(iii) shall be subject to a one-year lock-up regarding the sale, transfer, conveyance or hypothecation, in accordance with the provisions set forth in the Lock-up Agreement set forth as Exhibit 2.2 hereto.

(iii)         Performance Requirement for Earnout Consideration.

(A)           If during the twelve month period from April 1, 2015 to March 31, 2016, the revenue actually earned by the Company per U.S GAAP exceeds $2,750,000, the Buyer shall issue an additional 200,000 shares of Common Stock and cash in the amount of $350,000 to the Sellers in accordance with their pro rata ownership of the Securities set forth on Schedule 1.2 hereto.

(B)           If during the twelve month period from April 1, 2016 to March 31, 2017, the revenue actually earned by the Company per U.S GAAP exceeds $4,000,000, the Buyer shall issue an additional 100,000 shares of Common Stock and cash in the amount of $300,000 to the Sellers in accordance with their pro rata ownership of the Securities set forth on Schedule 1.2 hereto;

(iv)         In the event the Company fails to meet the milestones set forth in Section 1.2 (iii)(A) and (B) above, the Sellers will earn a pro rata portion of the Earnout Consideration provided that the Company achieves at least: (A) eighty percent (80%) of the revenue requirement; and (B) EBITDA (earnings before interest, taxes, depreciation and amortization) above 12%.  In such an event, the Buyer shall issue any Earnout Consideration to the Sellers in the pro rata portion above eighty percent (80%) up to amounts set forth on Sections (iii)(A) and (B) hereof.  For instance, for earning 87% of a revenue target, Sellers would earn 87% of the corresponding Earnout Consideration.

(v)          Buyer will prepare statements calculating the Earnout Cash payments and Earnout Share issuances due pursuant to this Section 1.2 and deliver such statements (each an “Earnout Statement”) to the Sellers within five (5) days of April 30, 2016 and 2017.  If within 30 days following Sellers’ receipt of an Earnout Statement or such shorter time if the Sellers affirmatively state in writing that they accept the Earnout Statement without objection, the Sellers have not given Buyer notice of their objection to the Earnout Statement (such notice must contain a statement of the basis of the Sellers’ objection and the Sellers’ best estimate of the proper amount of the Earnout), then the Earnout shall be paid within five (5) Business Days after the earlier to occur of the expiration of such 30-day period or acceptance of the Earnout Statement by the Sellers.

(c)           Payment of Funds.  All cash payments due to Sellers pursuant to this 1.2 shall be paid by check or wire transfer.

1.3           Working Capital Adjustment. On or before the Closing Date, Sellers and the Company shall deliver to Buyer a certificate of the Company’s President or its equivalent (the “Estimated Closing Certificate”) setting forth Sellers’ calculation of the Estimated Working Capital in reasonable detail and subject to approval by an officer of Buyer;

(i)           On or before the Closing Date, the Company and the Buyer shall establish a separate banking account (the “Working Capital Account”) where an amount equal to Estimated Working Capital shall be funded from the cash portion of the Purchase Price, along with the funds used from the collection of the Company’s accounts receivable received following the Closing (the “Collected Funds”) for the purpose of paying all the Company’s Encumbrances and liabilities as set forth on Schedule 2.3 and the Company’s operating expenses (collectively, the “Working Capital Liabilities”) during the sixty (60) day period following the Closing (the “Working Capital Measurement ’).

(ii)          During the Working Capital Measurement Period, the Company shall first use and apply the Collected Funds to pay the Working Capital Liabilities.

(iii)         Following the Working Capital Measurement Period: (A) in the event that Actual Working Capital is less than the Estimated Working Capital (a “Working Capital Surplus”), the Sellers shall be paid that portion of the funds remaining in the Working Capital Account equal to the Estimated Working Capital and the balance of the Working Capital Account shall be paid to Buyer; (B) in the event that Actual Working Capital is greater than the Estimated Working Capital (a “Working Capital Shortfall”) but does not exceed the funds in the Working Capital Account, (if the funds paid for the Company’s  operating expenses exceed the Estimated Working Capital,) the amount of the Estimated Working Capital to be paid to the Sellers shall be reduced, dollar for dollar, by such shortfall; and (C) if such Working Capital Shortfall exceeds the funds in the Working Capital Account, the Sellers agree that the Earnout Cash to be paid to the Sellers, if any, will be reduced, dollar for dollar, by such shortfall, (the “Estimated Working Capital Adjustment Amount”).

(iv)         All Collected Funds shall remain assets of the Company as of the Closing (the “Accounts Receivable”) and as such receivables are collected they shall be paid in accordance with Section 2.3(a)(iv) hereof and following the Working Capital Measurement Period shall be paid to the Buyer.

(b)           True-Up of Adjustment.

(i)           Within five (5) days after the Working Capital Measurement Period, Buyer shall deliver to Sellers (A) a certificate of an officer of Buyer (the “Closing Certificate”) setting forth Buyer’s calculation of the Actual Working Capital in reasonable detail, and (B) balance sheets of the Company as of the Closing Date (the “Closing Balance Sheets”), which shall have been prepared in accordance with GAAP and shall fairly present, in all material respects, the consolidated financial position of the Company as of such date.

(ii)          Sellers shall have fifteen (15) Business Days from the date on which the Closing Balance Sheets have been delivered to them to raise any objection(s) to the Closing Certificate or the Closing Balance Sheets, by delivery of written notice to Buyer setting forth such objection(s) in reasonable detail (the “Disputed Items”).  In the event that Sellers shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheets within such fifteen-day period, then the Closing Certificate shall be deemed final for purposes of this 1.3.  In the event that any such objection(s) are so delivered, Buyer and Sellers shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within fifteen (15) Business Days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), designate a nationally recognized firm of independent public accountants, mutually agreeable to Buyer and Sellers (the “Accountant Arbitrator”).  In the event that Buyer and Sellers are unable to agree on the Accountant Arbitrator within such five (5) Business Day period, the Accountant Arbitrator shall be designated jointly by the independent accountants of Buyer and Sellers (which may be the Company’s present independent accountants) within five (5) Business Days thereafter.  The Accountant Arbitrator shall resolve all remaining Disputed Items in accordance herewith within twenty (20) Business Days from the date of its designation. In connection with the foregoing, the Accountant Arbitrator shall be instructed to and must (A) limit its determination(s) only to the remaining Disputed Items, (B) make its determination(s) as to each remaining Disputed Item based upon the application of GAAP and as required by this 1.3 and (C) not assign a value to any remaining Disputed Item greater than the higher value for such Disputed Item claimed by either Buyer or Sellers or less than the lower value for such Disputed Item claimed by either Buyer or Sellers.  All determinations by the Accountant Arbitrator shall be final and binding upon Buyer and Sellers for purposes of this 1.3, absent fraud or manifest error.

(iii)         Sellers shall pay a portion of the fees and expenses of the Accountant Arbitrator equal to 100% multiplied by a fraction, the numerator of which is the dollar amount of Disputed Items submitted to the Accountant Arbitrator that are resolved in favor of Buyer (that being the difference between the Accountant Arbitrator’s determination and Sellers’ determination) and the denominator of which is the total dollar amount of Disputed Items submitted to the Accountant Arbitrator (that being the sum total by which Buyer’s determination and Sellers’ determination differ from the determination of the Accountant Arbitrator).  Buyer shall pay that portion of the fees and expenses of the Accountant Arbitrator that Sellers are not required to pay hereunder.

(iv)         At such time as the Closing Certificate shall become final in accordance with A(v)(b)(ii), the Estimated Working Capital shall be compared to the Final Working Capital.  In the event that the Final Working Capital shall be a number greater than the Estimated Working Capital, Buyer shall pay Sellers an amount equal to such excess split evenly between the Sellers.  In the event that the Final Working Capital is less than the Estimated Working Capital, Sellers shall pay Buyer an amount equal to such deficiency.

(v)          Any payment to be made pursuant to this 1.3(b) shall be made, within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to A(v)(b), by wire transfer of immediately available funds (i) if due to Buyer, to an account of Buyer designated in writing and (ii) if due to Sellers, to the Payment Account.

(c)           Adjustments for Tax Purposes. Any payments made pursuant to this 1.3(b) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(d)           Reservation of Rights.  Except as otherwise provided in this Agreement, Buyer shall retain all rights and remedies with respect to any breach(es) of any representation(s) and warranty(ies) of the Company and Sellers contained in this Agreement, notwithstanding the existence of any adjustment to the Purchase Price effected in accordance with 1.3.

1.4           Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall take place at the offices of the Company, at 10:00 am, Eastern Time, on the second (2nd) Business Day after all of the closing conditions set forth in Articles VI and VII have been satisfied or waived in writing by each party’s respective Board of Directors, or at such other time, date or place as Sellers and the Buyer may mutually agree upon in writing (the “Closing Date”).

1.5           Closing Deliverables.

(a)           At the Closing, Sellers shall deliver to Buyer the following:

(i)           Certificates representing the Securities, duly endorsed in the name of the Buyer;

(ii)          the Sellers Release, duly executed by each of the Sellers;

(iii)         the Officer’s Certificate required by Section 6.2;

(iv)         the certificate of the Secretary of Sellers required by 6.3;

(v)          all Sellers/Company Consents required to be set forth on Schedule 2.26;

(vi)         all of the Transaction Documents, duly executed and delivered by the Sellers;

(vii)        the original Articles of Incorporation of the Company, as amended, together with any and all Organizational Documents, minutes, resolutions and evidence satisfactory to Buyer;

(viii)       the terminations of powers of attorney requested by Buyer;

(ix)          duly executed revocations, effective upon the Closing, of corporate account authorizations identified by Buyer prior to the Closing;

(x)           evidence that all Encumbrances in respect of the properties and assets of the Company (other than Permitted Encumbrances) have been discharged at or prior to Closing;

(xi)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(b)           At the Closing, Buyer shall deliver to Sellers the following:

(i)           the Closing Cash;

(ii)          Certificates representing the Closing Shares, issued in the name of the Sellers;

(iii)         the Officer’s Certificate required by Section 7.2; and

(iv)         the certificate of the Secretary or Assistant Secretary of Buyer required by Section 7.3.

(v)          Fully executed Employment Agreement for Adam Ware (the “Employment Agreement”) in a mutually agreed upon form attached hereto as Exhibit 1.5(b)(v).

(vi)         Fully executed Goodwill Purchase Agreement between the Buyer and Adam Ware in the form attached hereto as Exhibit 1.5(b)(vi)

1.6           Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.

1.7           Exemption From Registration. Buyer and the Company intend that the Buyer Shares to be issued pursuant to this Article I hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and the Sellers, hereby severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date that the statements contained in this Article II are true and correct to the knowledge of the Company and the Seller.

2.1           Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon.  The Company has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the Company’s organizational documents.  The Company has taken all action required by laws, its Articles of Incorporation (as amended), certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Incorporation (as amended), and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company or its subsidiaries taken as a whole.

2.2           Capitalization.  All of the issued and outstanding Securities of the Company are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  A Schedule of the Company’s current capitalization is set forth on Schedule 2.2 hereto. There are no notes or other indebtedness convertible into any class of the Company’s securities, outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its securities. There are no outstanding or authorized appreciation, phantom or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights), of any securities of the Company. To the knowledge of the Company and the Sellers, there are no agreements among other parties, to which the Company or the Sellers are not a party and by which they are not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Securities were issued in compliance with applicable federal and state securities laws.

2.3           Financial Statements.

(a)  The Company’s unaudited balance sheets of the Company as of December 31, 2014, and the unaudited statements of income, shareholders’ equity and cash flows of the Company for the year ended December 31, 2014 (the “Company Balance Sheet Date”, collectively the “Company Financial Statements”) are attached hereto as Exhibit 2.3.  The Company Financial Statements have been prepared from the books and records of the Company in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such the Company Financial Statements in the Buyer filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of the Company, except as provided in the notes thereto.

(b)  The Company has filed all local income tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

(c)  Except as set forth on Schedule 2.3, the Company has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which the Company may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(d)  Except as set forth on Schedule 2.3, no deficiency for any taxes has been proposed, asserted or assessed against the Company.  There has been no tax audit, nor has there been any notice to the Company by any taxing authority regarding any such tax audit, or, to the knowledge of the Company, is any such tax audit threatened with regard to any taxes or the Company tax returns.  The Company does not expect the assessment of any additional taxes of the Company for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of the Company.

 (e)  The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4           Disclosure. No representation or warranty by the Company and the Sellers contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Company and the Sellers pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company and the Sellers have disclosed to Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

2.5           Undisclosed Liabilities.  The Company does not have any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheets referred to in Section 2.3, (b) liabilities which have arisen since the Company Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.6           Absence of Certain Changes or Events.  Except as set forth in this Agreement or:

(a)  except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of the Company; or (ii) any damage, destruction, or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Company;

(b)  the Company has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the Ordinary Course of Business; (ii) paid any material obligation or liability not otherwise in the Ordinary Course of Business (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company consolidated balance sheet, and current liabilities incurred since that date in the Ordinary Course of Business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the Ordinary Course of Business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the Ordinary Course of Business if such amendment or termination is material, considering the business of the Company; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7           Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Company and the Seller, threatened by or against the Company or the Seller, or affecting the Company, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which the Company is a party or to which any of its properties or operations are subject.

2.9           Material Contracts.

(a)           Schedule 2.9 sets forth a true list of each of the following Contracts to which the Company is a party or by which it is otherwise bound (“Material Contracts”):

(i)           all Contracts that are loan agreements, credit agreements, promissory notes, guaranties, letters of credit or other similar agreements;

(ii)          all Contracts that are mortgages, pledges, security agreements or other similar agreements;

(iii)         all Contracts concerning the occupancy, management or operation of any Real Property;

(iv)         all Contracts that are consulting, outsourcing or other services agreements;

(v)          all Contracts that are broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements (whether or not exclusive);

(vi)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)        all Contracts providing for a joint venture, partnership arrangement, or other arrangement involving a sharing of profits, losses, costs or liabilities by the Company with a third party, including a joint venture, partnership arrangement or other agreement that will be terminated prior to the Closing or that has been terminated within twelve (12) months prior to the date of this Agreement;

(viii)       all Contracts for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any assets of the Company;

(ix)         all Contracts that (A) limit or purport to limit the ability of the Company or, to the Knowledge of the Company and Sellers, any key executive of the Company, to compete in any line of business or with any Person or in any geographic area or during any period of time (except with respect to the use of information pursuant to any confidentiality or non-disclosure agreement), (B) require the Company to use any supplier or third party for all or substantially all of the Company’s requirements or needs for any product or service in connection with the Business, (C) limit or purport to limit the ability of the Company to solicit customers or clients of the other parties thereto, (D) require the Company to provide to the other parties thereto “most favored nations” pricing or any type of exclusive dealing or other similar arrangement, (E) require the Company to market or co-market any products or services of a third party, or (F) contain any “take-or-pay” provisions or similar arrangements requiring the Company to make a minimum payment for goods or services from third party suppliers irrespective of usage;

(x)           all Contracts that provide for the indemnification of any Person or the assumption or guarantee of any Tax, environmental or other Liability of any Person;

(xi)          all Contracts that are licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property that is used in or necessary for the Company’s current or planned business or operations;

(xii)         all Contracts that are licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Intellectual Property;

(xiii)        all Contracts that are employment, severance, change of control, retention and similar agreements and Contracts with independent contractors or consultants (or similar arrangements);

(xiv)       all collective bargaining agreements or Contracts with any labor organization, union or association;

(xv)        all engagement agreements with attorneys, accountants, investment bankers or other professional advisers;

(xvi)       all Contracts with any Governmental Authority;

(xvii)      all powers of attorney;

(xviii)     all Contracts between the Company and any Affiliated Person pursuant to which any Affiliated Person provides or receives a benefit;

(xix)        to the extent not disclosed pursuant to any of the clauses above, all Contracts involving aggregate consideration in excess of $5,000;

(xx)         all other Contracts that are material to the Company or the operation of the Business and not previously disclosed pursuant to this Section 2.19 and

(xxi)        all Contracts that are a commitment or agreement to enter into any of the foregoing.

(b)           Each Material Contract is valid and binding on the Company, as applicable, in accordance with its terms and is in full force and effect.  Neither the Company, nor, to the Company and Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer.  There are no material disputes pending or threatened under any Material Contract, and the Material Contracts are in all respects consistent with Applicable Law and, to the Knowledge of the Company and Sellers, are not the subject of any investigation, inquiry, proceeding or audit by a Governmental Authority.

2.10           Compliance With Laws and Regulations.  The Company has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company.

2.11           Approval of Agreement.  The board of directors of the Company (the “Company Board”) and the Sellers will have authorized the execution and delivery of this Agreement by the Company and will have approved the transactions contemplated hereby prior to the Closing. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.12           Title and Related Matters.  The Company has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Company balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described herein.

2.13           Governmental Authorizations.  The Company has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

2.14           Continuity of Business Enterprises.  The Company has no commitment or present intention to liquidate the Company or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15           Ownership.  The Sellers are the legal and beneficial owners of 100% of the Company Common Stock, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the Sellers have full right, power, and authority to transfer, assign, convey, and deliver their respective Securities; and delivery of such Securities at the Closing will convey to Buyer good and marketable title to such Securities free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such Securities being held by Buyer.

2.16           Brokers.  Neither the Company nor the Seller have entered into any contract with any person, firm or other entity that would obligate the Company, the Seller or Buyer to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.17           Subsidiaries and Predecessor Corporations. The Company has no Subsidiaries (a “Subsidiary”).  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).

2.18           Intellectual Property.  The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of the Company that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Company Intellectual Property”). Each item of the Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of the Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company except pursuant to agreements or licenses entered into by the Company and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.19           Certain Business Relationships With affiliates. Except as set forth on Schedule 2.19 hereto, and except as contemplated by employment agreements, consulting agreements and the agreements contemplated by the Transactions: (i) no affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.

2.20           Real Property.

(a)           The Company does not own any real property.

(b)           Schedule 2.20 sets forth each parcel of real property leased by the Company (together with all rights, title and interest of the Company in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds or uses any Real Property (collectively, the “Leases”).  Sellers have delivered to Buyer a true and complete copy of each Lease.  With respect to each Lease:

(i)           such Lease is valid, binding, enforceable and in full force and effect, and the Company enjoys peaceful and undisturbed possession of the Real Property;

(ii)          The Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company, as applicable, has paid all rent due and payable under such Lease;

(iii)         The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Leases and, to the Knowledge of the Company and Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)         The Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof; and

(v)          The Company has not pledged, mortgaged or otherwise granted a Encumbrance on its leasehold interest in any Real Property.

(c)           The Company has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to use or operate the Real Property as currently used or operated.  Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d)           The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Applicable Law, covenant, condition, restriction, easement, license, permit or agreement.  The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

2.21           Accounts Receivable; Inventory.

(a)           Schedule 2.21 sets forth a true and complete list of the Company’s accounts receivable by customer as of the date of this Agreement as well as the individual aging with respect thereto.  All of the accounts receivable of the Company reflected on Schedule 2.21(a) are valid obligations that arose from bona fide transactions and are good and collectible in the Ordinary Course of Business at the recorded amounts thereof, less the amount of the reserves for bad accounts reflected thereon (which reserves have been established in accordance with GAAP on a basis consistent with past practice), and are not subject to any counterclaims or offsets. A true and complete list of the Company’s accounts receivable as of the last Business Day immediately preceding the Closing Date, and individual aging with respect thereto, will be added to Schedule 2.21(a) at the Closing.  The accounts receivable of the Company required to be added after the date to Schedule 2.21(a) will, as of the date when required to be added, be valid obligations that arose from bona fide transactions and will be good and collectible in the Ordinary Course of Business at the amounts recorded on the books of account of the Company, less the amount of the reserves for bad accounts reflected thereon (which reserves shall have been established in accordance with GAAP on a basis consistent with prior practice), and will not be subject to any counterclaims or offsets.

(b)           All Inventory, whether or not reflected in the Interim Balance Sheets, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for the obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Interim Balance Sheets.  All Inventory is owned by the Company free and clear of all Encumbrances, and no Inventory is held on a consignment basis.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

2.22           Customers and Suppliers.  Schedule 2.22 sets forth a true and correct list of the name and gross sales for the six month period ended February 28, 2015 of the Company’s ten (10) largest customers (by gross sales) and suppliers of goods or services (by gross purchases) during such period. Neither the Company nor Sellers have received any notice, written or oral, or otherwise has any knowledge or information, that any customer or supplier required to be set forth on Schedule 2.22 intends or expects to terminate, cancel, limit or adversely modify its business relationship with the Company or significantly reduce its level of purchases from, or sales to, the Company in the 12-month period following the Closing Date.

2.23           Insurance.  Schedule 2.23 sets forth a true and complete list of all policies of insurance under which the Company or any of their officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee.  True and complete copies of all such policies have been previously provided to Buyer.  Such policies are in full force and effect.  The Company is not in default with respect to any provision contained in any such policy, and the Company has not received or given a notice of cancellation, non-renewal, premium increase or alteration of coverage with respect to any such policy.  All premiums due on such insurance policies have either been paid, or if not yet due, accrued.  No claims have been made by the Company under any such policy, and no event has occurred and no state of facts exists in respect of which the Company is entitled to make a claim under any such policy.

2.24           Bank Accounts; Credit Cards; Corporate Accounts; and Powers of Attorney. Schedule 2.24 sets forth a true and complete list showing the names of all:  (a) banks in which either of the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon and who have access thereto; (b) credit card issuers with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; (c) cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; and (d) Persons holding powers of attorney from the Company.  There are no automatic, periodic or scheduled withdrawals or debits with respect to any of the bank or corporate accounts required to be set forth on Schedule 2.24.

2.25           Employees

(a)           Schedule 2.25 sets forth a true and correct summary of the following information for each current employee of the Company, including each employee on leave of absence, disability or layoff status: name; job title; employment status; current base pay and current bonus target and actual amount of last bonus paid and any change(s) in compensation since January 1, 2014; vacation time accrued; and service years credited for purposes of vesting or eligibility to participate in any Benefit Plan.

(b)           The Company does not have any union, collective bargaining, employment, management, severance or consulting agreement or arrangement to which the Company is a party or by which it is otherwise bound.

(c)           To the Knowledge of the Company and Sellers, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of any group of employees that includes any employees of the Company.  There is no pending or, to the Knowledge of the Company and Sellers, threatened representation proceeding or petition, strike, work stoppage, work slowdown, unfair labor practice charge or complaint or other material labor dispute affecting any employee of the Company.

(d)           To the Knowledge of the Company and Sellers, no officer or employee of the Company is a party to or is otherwise bound by any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, with any Person (other than the Company) that in any way limits or adversely affects or will limit or affect (i) the performance of his duties as an employee, officer or director of the Company after the Closing or (ii) the ability of the Company to conduct of the Business as presently conducted or any other businesses presently contemplated by the Company to be conducted.

(e)           There have not been any employment related claims under Applicable Law, including without limitation, wage and hour claims relating to the Business or the Company in the past six (6) years, nor, to the Knowledge of the Company and Sellers, are there any employment related claims under Applicable Law, including without limitation, wage and hour claims currently threatened against the Company or relating to the Business.  There are no facts which would give rise to material Liabilities for violations of any Applicable Law, including without limitation, any wage and hour Law with respect to the Business.

(f)           The Company has complied with all employment related Laws in each jurisdiction in which it employs any employees.  All former employees of the Company whose employment ended within the last six (6) years were accurately, timely and properly paid all compensation and other benefits earned by those employees through the last day of employment. There is no, and there has not been any in the past six (6) years, any action, claim or proceeding pending, or to the Knowledge of the Company and Sellers, threatened, involving any employee and his or her relationship with the Company.  To the Knowledge of the Company, no facts exist which are likely to result in any action, claim or proceeding before any tribunal, investigation by any Governmental Authority, or Liabilities arising out of any employee’s relationship or ending of relationship with the Company.

(g)           All individuals who performed, are performing or have performed consulting or other services for the Company have been correctly classified as either “independent contractors” or “employees” of the Company, as the case may be, based on the jurisdiction in which such individuals are performing or have performed such services.  There are no pending or, to the Knowledge of the Company and Sellers, threatened actions, claims or proceedings against the Company or in connection with the Business by or on behalf of or related to any individuals currently or formerly classified by the Company, as the case may be, as “independent contractors” or consultants.  There are no facts which would give rise to material Liabilities for violations of any Applicable Law concerning the classification of individuals performing services for the Company.

(h)           The Company is, and has at all times been, in compliance with all applicable immigration Laws in each jurisdiction in which it employs any employees, including without limitation compliance with the requirements under Applicable Law for those individuals to be granted the relevant work permit or employment visa or any other necessary approval before he is or was employed by the Company in such jurisdiction.

(i)            The Company has, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages and vacation pay and any other benefits and is not liable for any fines or penalties for failure to pay any of the foregoing or other sums due to employees of the Company.

(j)            The Company is, and has at all times been, in compliance with all Applicable Law which prohibits discrimination and harassment against employees of the Company.

(k)           Each employee of the Company has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company, as applicable, vesting all rights in work product created in the Company.

(l)            To the Knowledge of the Company, no employee of the Company intends to resign following the Closing or the transactions contemplated by this Agreement.

(m)          To the Knowledge of the Company, the Company has not entered into any arrangement with any entity such that a joint employer relationship exists. There are no pending or, to the Knowledge of the Company and Sellers, threatened actions, claims or proceedings against the Company or in connection with the Business by or on behalf of or related to any individuals currently or formerly classified by as employees under a “joint employer” theory.  There are no facts which would give rise to material Liabilities for violations of any Applicable Law concerning a joint employer relationship between the Company and any third parties.

(n)           The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied with all obligations imposed on it by all Applicable Law and relevant statutes, regulations and codes of conduct and practice affecting its employment of any Persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees.

2.26           Consents.  Except as set forth on Schedule 2.26, no approval, consent, waiver, exemption, Governmental Order, authorization or other action by, or notice to or filing with, any Governmental Authority or any Person, and no lapse of a waiting period, is required to be obtained by the Company or Sellers in connection with (or in order to permit) the execution, delivery or performance by any of them of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (collectively, “Sellers/Company Consents”).

2.27           Employee Arrangements; ERISA.

(a)           Schedule 2.27(a) sets forth a true and complete list of all Benefit Plans (as such term is defined herein).  The Company have provided to Buyer the correct and complete copies of the following (where applicable) with respect to each Benefit Plan: (i) all plan documents (or, in the case of any unwritten Benefit Plan, a written summary of the terms of such Benefit Plan); summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans; (ii) the most recent determination (or opinion) letters received from the IRS; (iii) the three (3) most recent Form 5500 Annual Reports and summary annual reports; (iv) the most recent audited financial statement and actuarial valuation; and (v) all related administrator, service and vendor agreements, insurance contracts and other agreements which implement each such Benefit Plan.

(b)           (i) There has been no “prohibited transaction,” as such term is defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder (“ERISA”) and Code Section 4975 with respect to any Benefit Plan, (ii) there are no claims pending (other than routine claims for benefits) or threatened against any Benefit Plan or against the assets of any Benefit Plan, nor are there any current or threatened Encumbrances on the assets of any Benefit Plan, (iii) all Benefit Plans conform to, and in their operation and administration are in all respects in compliance with, the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) the Company and ERISA Affiliates (as such term is defined herein) have performed all obligations required to be performed by them under, are not in default under or violation of, and, to the Knowledge of the Company and Sellers, there is no default or violation by any other party with respect to, any of the Benefit Plans, (v) each Benefit Plan intended to qualify under Code Section 401(a) and each corresponding trust exempt under Code Section 501 has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions due and payable on or before the Closing Date in respect of any Benefit Plan pursuant to Code Section 412 or otherwise, the terms of the Benefit Plan or any collective bargaining agreement, have been made in full and proper form on or before their due dates, and a reasonable amount has been accrued and provided for in accordance with GAAP in the Company’s Financial Statements for all other contributions or amounts in respect of each Benefit Plan for the periods ending on the Closing Date, and (vii) each Benefit Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the Applicable Law, statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Benefit Plan is present or operates and, to the extent relevant, the United States.

(c)           No Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever partially or fully withdrawn from any such plan.  No Benefit Plan is a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) or “single-employer plan under multiple controlled groups” (as described in Section 4063 of ERISA), and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.  Neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(d)           Each Benefit Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance with all Laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Code Section 4980B and Sections 601 through 608 of ERISA (“COBRA Coverage”), Code Section 4980D and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable.  No Benefit Plan or written or oral agreement exists which obligates the Company or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee, director, consultant or agent of the Company or any ERISA Affiliate following such employee’s, director’s, consultant’s or agent’s termination of employment or service with the Company or any ERISA Affiliate, including, but not limited to, retiree medical, health or life benefits, other than COBRA Coverage.

(e)           Except as set forth on Schedule 2.27(e), no Benefit Plan is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate.  No Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Section 419 or 419A.

(f)           No current or former employee, officer, director, consultant, agent or investor of the Company holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock or membership interests of the Company.

(g)           The consummation of the transactions contemplated by this Agreement will not, except as set forth on Schedule 2.27(g), (i) entitle any individual to severance or separation pay, or (ii) directly or indirectly result in an increase to benefits or compensation, acceleration of vesting or acceleration of timing for payment of any benefit or compensation.  No payment made or contemplated under any Benefit Plan or other benefit arrangement constitutes an “excess parachute payment” within the meaning of Code Section 280G.

(h)           With respect to each Benefit Plan, (i) there are no restrictions on the ability of the sponsor of each Benefit Plan to amend, terminate or assign any Benefit Plan, or any related service, vendor or administrative agreement, insurance policy or contract, or other agreement which implements or otherwise relates to any such Benefit Plan, at any time without penalty or cost, the Company has expressly reserved in itself the right to amend, modify, terminate or assign any such Benefit Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (ii) the Company has satisfied any and all bond coverage requirements of ERISA.  Each Benefit Plan may be transferred by the Company or an ERISA Affiliate to Buyer.

(i)           Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Code Section 409A(d)(1)) is identified as such on Schedule 2.27(i), and each such Benefit Plan is currently designed in compliance with Code Section 409A, and has been operated and administered in good faith compliance with Code Section 409A from the period beginning January 1, 2005 through the date hereof.

(j)           No Benefit Plan presents any risk of liability to the Company, its assets or stock, including without limitation, a risk of Encumbrance against the Company, its assets or stock whether before or on or after the Closing.

(k)           Neither the Company nor any of its ERISA Affiliates, (i) is a party to any written or oral agreement with any current or former employee, director, consultant or agent, the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of transactions contemplated by this Agreement, or (ii) has announced or otherwise made a commitment to implement any arrangement in the future that, if implemented, would be a Benefit Plan.

For the purposes of this Section 2.27, “Benefit Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA (the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder)) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored, maintained, entered into, contributed to, or required to be contributed to by the Company or an ERISA Affiliate for the benefit of, or relating to, any present or former employees, officers, directors, agents or consultants (and/or their respective dependents and beneficiaries) of the Company or an ERISA Affiliate, or for or as to which the Company or an ERISA Affiliate may be responsible or have any Liability, whether or not subject to ERISA and whether or not legally binding and whether or not terminated.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Code Section 414.

2.28           Equipment. The furniture, fixtures, equipment, vehicles and other items of tangible personal property owned by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The assets owned or leased by the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  Schedule 2.28 sets forth a true and complete list of each item of equipment owned or leased by the Company having an original purchase price or aggregate lease payments in excess of $2,500.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers hereby, jointly and severally, represent and warrant to Buyer as follows:

3.1           Authority; Validity.

(a)           Sellers have the legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which they are or shall become a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)           This Agreement and the Ancillary Agreements to which they shall become a party have been (or will be) duly executed and delivered by Sellers and are or, when executed and delivered by Sellers, will be the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws.

3.2           No Conflicts.  Neither the execution and delivery by Sellers of this Agreement and the Ancillary Agreements to which he shall become a party, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by Sellers of their obligations hereunder or thereunder, shall (a)(i) conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or (ii) give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or (iii) give any Person any right to purchase or sell assets or securities from or to the Company or to exercise any remedy or modify any obligation or term, pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which either of the Company is a party or by which the Company or any of their respective properties or assets may be bound or affected, or (iv) result in the creation or imposition of any Encumbrance on any of the assets or properties of the Company, or (v) to the knowledge of Sellers, interfere with or otherwise adversely affect the ability of Buyer, the Company to carry on the Business, or (vi) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to any right to revoke, suspend, terminate or modify any Permit or (b) conflict with or result in a violation of any Law applicable to Sellers.

3.3           Security Ownership.  The Sellers are the sole record and beneficial owners of the Securities and the Securities are free and clear of all restrictions on transfer (other than restrictions of general applicability under the Securities Act and state securities Laws), Encumbrances and Taxes.  Sellers are not a party to any option, warrant, right, agreement or commitment providing for the disposition or acquisition of any Securities (other than this Agreement) or any other capital stock or securities of the Company.  Sellers are not a party to (or has irrevocably terminated) any voting trust, proxy or other agreement or understanding with respect to the transfer or voting of any Securities.  The resale of such Securities by Sellers as provided herein shall, upon the Closing, vest Buyer with good and marketable title to the Securities, free and clear of all Encumbrances.

3.4           Legal Proceedings.  There are no Actions pending or, to Sellers’ knowledge, threatened against Sellers or any Affiliate of Sellers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

3.5           Information on Sellers.  Sellers are experienced in investments and business matters, have made investments of a speculative nature and have purchased securities of United States publicly-owned companies in private placements in the past and, with their representatives, have such knowledge and experience in financial, tax and other business matters as to enable Sellers to utilize the information made available by Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed acquisition of the Buyer Common Stock, which represents a speculative investment.  Sellers have the authority and are duly and legally qualified to purchase and own the Buyer Common Stock.  Sellers are able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

3.6           Restricted Securities.  Sellers understand that the shares of Buyer Common Stock to be issued hereunder have not been and will not be registered under the 1933 Act and Sellers will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Buyer Common Stock unless pursuant to an effective registration statement under the 1933 Act, or unless an exemption from registration is available.

ARTICLE IV
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company that the statements contained in this Article III are true and correct:

4.1           Organization; Authority; No Conflicts.  Buyer is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Buyer’s Certificate of Incorporation or bylaws. Buyer has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Buyer has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

4.2           Buyer Common Stock.  The Buyer Common Stock to be delivered pursuant to this Agreement has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

4.3           Securities Act and Exchange Act Filings.  Buyer has made available to the Company and the Sellers complete and accurate copies, as amended or supplemented, of all reports filed by Buyer under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by Buyer under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since October 1, 2014 (such documents are collectively referred to herein as the “Buyer Reports”). The Buyer Reports constitute all of the documents required to be filed by Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from October 1, 2014 through the date of this Agreement. Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.

4.4           Brokers.  Buyer has not entered into any contract with any person, firm or other entity that would obligate the Company, the Sellers or Buyer to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

ARTICLE V
SPECIAL COVENANTS

5.1           Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, the Company shall, and Sellers shall cause the Company to, conduct the Business diligently and in the Ordinary Course of Business and use reasonable best efforts to maintain and preserve intact their current organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Company.  Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, and Sellers shall cause the Company to:

(a)           preserve and maintain all Permits required for the conduct of the Business as currently conducted;

(b)           pay debts, Taxes and other obligations when due;

(c)           continue to collect accounts receivable and pay accounts payable in a manner consistent with past practice, without discounting accounts receivable;

(d)           maintain their properties and assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)           continue in full force and effect without modification all insurance policies;

(f)           defend and protect their properties and assets from infringement or usurpation;

(g)           perform all of their obligations under all Contracts;

(h)           maintain their books and records in accordance with past practice;

(i)           comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of their properties and other assets;

(j)           not take or permit any action that would cause any of the changes, events or conditions described in Section 2.6 to occur;

(k)           not waive any statute of limitations in respect of Taxes or execute or file with any Governmental Authority any agreement extending the period of assessment or collection of any Taxes;

(l)           not change any method of accounting for Tax purposes;

(m)           not adopt a taxable year other than the calendar year;

(n)           not enter into any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax Law);

(o)           not make any payments, become obligated to make any payments, or become a party to any plan, program or agreement that could obligate any of them to make any payments, separately or in the aggregate, that would (i) not be fully deductible under Code Section 280G or Code Section 162(m) or; (ii) constitute a nonqualified deferred compensation plan subject to Code Section 409A; and

5.2           No Solicitation of Other Bids.

(a)           Neither the Company nor Sellers shall, and neither shall not authorize or permit any of their respective Affiliates to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, as that term is defined herein; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Company and Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their and their Affiliates’ Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Securities or the Business or a material portion of the Company’s assets (other than the sale of inventory in the Ordinary Course of Business).

(b)           In addition to the other obligations under this Section 5.2, the Company and Sellers shall promptly advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           The Company and Sellers agree that the rights and remedies for noncompliance with this Section 5.2 shall include having such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.3           Notice of Certain Events.

(a)           From the date hereof until the Closing, the Company and Sellers shall promptly notify Buyer in writing of:

(i)           any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VI to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any matter hereafter arising or discovered that, if existing or known at the date of this Agreement or on the Closing Date, would have been required to been disclosed in the Disclosure Schedules, including any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Company, the Securities or the Business or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Buyer’s receipt of information pursuant to this Section 5.2 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

5.4           Reasonable Best Efforts.  Each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement as soon as reasonably practicable.  If all of the conditions to a party’s obligation to close hereunder shall have been satisfied, such party shall diligently proceed to close.  Without limiting the foregoing, Sellers shall, and shall cause their respective Affiliates to:  (a) use their reasonable best efforts to obtain, on or prior to the Closing, all Company/Sellers Consents and waivers and provide all necessary notices to, and make all filings with and applications and submissions to, any Governmental Authority or Person required for the consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable; provided, however, that to the extent that any of such Sellers/Company Consents are not obtained by the Closing Date, Sellers shall continue to use their reasonable best efforts thereafter to obtain them; (b) provide all such information concerning such party and its officers, directors, employees, trustees and Affiliates as may be necessary or reasonably requested by another party in connection with the foregoing; and (c) avoid the entry of, or have vacated or terminated, any Governmental Order that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, including defending through litigation any claim asserted in any court by any Governmental Authority or other Person.

5.5           Investigation by Buyer.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Buyer may make such investigations of the properties, offices and operations of the Company and such audit of the financial condition of the Company as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigations enabling it to familiarize itself with such properties, offices, operations, financial condition and employees; such investigations shall not, however, affect or limit the Company’s or Sellers’ representations, warranties and agreements hereunder.  The Company and Sellers shall fully cooperate with such investigations and shall permit Buyer to have reasonable access to the premises and to all books and records, Contracts and Tax Returns of the Company, and Buyer shall have the right to make copies thereof and excerpts therefrom.  In connection with such review, Buyer and its Representatives may contact and communicate with key employees, suppliers, customers, lenders and creditors of the Company.  The Company and Sellers shall timely furnish Buyer with such financial and operating data and other information with respect to the Company and its operations as Buyer may from time to time reasonably request.

5.6           Further Assurances.  From time to time on and after the Closing Date, and without any further consideration, Sellers shall, and shall cause its Affiliates to, execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to transfer to and to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be transferred hereby, to assist in the collection and enforcement of any and all such rights, properties and assets and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Company with respect thereto.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1           Accuracy of Representations; Performance.  The representations and warranties made by the Company and the Sellers in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and the Company and the Sellers shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and the Sellers prior to or at the Closing. Buyer may request to be furnished with a certificate, signed by a duly authorized officer of the Company and the Sellers and dated the Closing Date, to the foregoing effect.

6.2           Officer’s Certificates.  Buyer shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of the Company to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed herein, by or against the Company which might result in any material adverse change in any of the assets, properties, business, or operations of the Company.

6.3           Incumbency Certificate.  Buyer shall have received certificates, dated the Closing Date and executed by the Secretary of the Company, certifying the incumbency and signatures of the officers of the Company authorized to act on behalf of the Company in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company’s Organizational Documents, all as may have been amended up through the Closing Date.

6.4           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Company, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

6.5           Other Items.

(a)           Certificates of Status.  Buyer shall have received certificates from the Secretary of State of the State of Oregon stating that the Company has filed their most recent annual reports, have not filed a certificate of dissolution or withdrawal and is in good standing in each such jurisdiction.

(b)           Consents.  All Sellers/Company Consents required to be set forth on Schedule 2.26 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(c)            Governmental Approvals.  No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(d)           Transaction Documents.  Buyer shall have received all of the Transaction Documents including the Ware Employment Agreement, Goodwill Purchase Agreement and Lock-Up Agreement, duly executed and delivered by Sellers parties thereto (other than Buyer).

(e)           Stock Certificates.  Buyer shall have received evidence satisfactory to Buyer that the Securities have been transferred to Buyer effective as of the Closing Date;

(f)            Account Revocations.  On or before the Closing Date, Buyer shall have received duly executed revocations, effective upon the Closing, of corporate account authorizations identified by Buyer prior to the Closing.

(g)           Encumbrances.  The Company shall have delivered satisfactory evidence that all Encumbrances in respect of the properties and assets of the Company (other than Permitted Encumbrances) shall be discharged at or prior to Closing.

(h)           Other Closing Deliveries.  Buyer shall have received at or prior to the Closing such other documents, instruments and certificates as Buyer may reasonably request in order to effectuate the transactions contemplated hereby.

(i)            Legal Opinion.  The Buyer shall have received an opinion of counsel to the Company and the Sellers, substantially in the form of Exhibit 6.5(j) hereto.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

7.1           Accuracy of Representations; Performance.  The representations and warranties made by the Buyer in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.  The Company shall have been furnished with a certificate, signed by a duly authorized executive officer of Buyer and dated the Closing Date, to the foregoing effect.

7.2           Officer’s Certificate.  The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of the Buyer to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Buyer threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

7.3           Incumbency Certificate.  Company shall have received certificates, dated the Closing Date and executed by the Secretary of the Buyer, certifying the incumbency and signatures of the officers of the Buyer authorized to act on behalf of the Buyer in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of (i) the resolutions duly adopted by the Board of Directors of the Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Buyer’s Organizational Documents, all as may have been amended up through the Closing Date.

7.4           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Buyer nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Buyer.

7.5           Other Items.

(a)           Governmental Approvals.  No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(b)           Purchase Price; Stock Certificates.  Buyer shall have delivered the Purchase Price in accordance with 1.2 and the stock certificates for the Buyer Common Stock.

(c)           Transaction Documents.  Sellers shall have received the Ware Employment Agreement, the Goodwill Purchase Agreement and the Lock-up Agreement, duly executed and delivered by Buyer.

ARTICLE VIII
TERMINATION

8.1           This Agreement may be terminated by either the Company’s Board or the Buyer’s Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest Balance Sheets of the Company, in the assets, properties, business, or financial condition of the Company, which could have a materially adverse affect on the value of the business of the Company, except any changes disclosed herein, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this Section 8.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; or (iv) the Closing Date shall not have occurred by April 30, 2015.

8.2           This Agreement may be terminated at any time prior to the Closing by action of the Buyer’s Board if the Company or the Sellers shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Company or the Sellers contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to the Company or the Sellers. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

8.3           This Agreement may be terminated at any time prior to the Closing by action of the Company’s Board if the Buyer shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Buyer contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to the Buyer.  If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

ARTICLE IX
NON-COMPETION; CONFIDENTIALITY

9.1           No Competing Interests.  Sellers hereby represent and warrant to Buyer that neither they nor any of their Affiliates have any ownership or other interest in any business or activity that competes or can reasonably be expected to compete, directly or indirectly, with the Business.  Sellers hereby represents and warrants to Buyer that neither they nor any of their Affiliates have or share with the Company any ownership or similar interest in any asset or property (including any intellectual property) that is being (or has been in the past 12-month period) used in connection with the operation of the Business.

9.2           Non-Solicitation.  During the twenty-four (24) months following the Closing the (“Restricted Period”), Sellers shall not, directly or indirectly, hire, engage, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade (a “Solicitation”) any Person who is, or was, at any time within the twelve (12) month period prior to such Solicitation, an officer, director, employee, agent, licensor, licensee, customer, or supplier of Buyer, the Company’s to discontinue, terminate or adversely alter his or its relationship therewith.

9.3           Non-Disruption.  During the Restricted Period, Sellers shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Buyer or any of its Affiliates, on the one hand, and any of its customers, contractees, suppliers or employees, on the other hand.

9.4           Non-Disparagement.  From and after the Closing Date, Sellers shall not at any time, directly or indirectly, disparage or make any statement or publication that is intended to or has the effect of disparaging, impugning or injuring the reputation or business interests of the Company or Buyer and any of its Affiliates or any of their respective products, services, officers or employees regardless of any perceived truth of such statement or publication.

9.5           Confidentiality.  From and after the Closing Date, Sellers shall not at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except disclosure to their personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that Sellers shall take reasonable steps to provide Buyer with sufficient prior written notice in order to contest such requirement or order).

9.6           Remedies Upon Breach.  Sellers acknowledge and agree that: (a) Buyer (and the Company) would be irreparably injured in the event of a breach by Sellers of any of the obligations under this Article IX; (b) monetary damages would not be an adequate remedy for such breach; (c) Buyer (and the Company) shall be entitled (without the need to post any bond) to injunctive relief, in addition to any other remedy that they may have, in the event of any such breach; and (d) the existence of any claims that Sellers may have against Buyer (or the Company), whether under this Agreement, any Ancillary Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by Buyer (and the Company) of any of their rights or remedies under this Agreement.

ARTICLE X
INDEMNIFICATION

10.1           Indemnification by the Company and the Sellers.  The Company and the Sellers, and each of them, hereby agree to defend and indemnify Buyer and each of the officers, agents and directors of Buyer as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II or any breach of the terms of this Agreement or any of the Transaction Documents.  The indemnification provided for in this Section 10.1 shall survive the Closing and consummation of the transactions contemplated hereby and shall survive the termination of this Agreement pursuant to Section Article VIII.

10.2           Indemnification by Buyer.  Buyer hereby agrees to defend and indemnify the Sellers as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article III.  The indemnification provided for in this Section 10.2 shall not survive the Closing and consummation of the transactions contemplated hereby, but shall survive the termination of this Agreement pursuant to Article VIII.

ARTICLE XI
MISCELLANEOUS

11.1           Expenses.  Buyer and Sellers shall pay their own costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

11.2           Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Delivery of a signed counterpart of this Agreement by facsimile, email or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.3           Notices.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, delivered by a recognized overnight courier or express mail service for next Business Day delivery (and requiring proof of delivery or receipt) or posted in the United States mail by registered or certified mail, with postage pre-paid, return receipt requested, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt, the next day after delivered to such overnight courier or express mail service or three (3) Business Days after the date of mailing, as follows:

(a)	If to Buyer (and following the Closing, the Company) to: 6D Global Technologies, Inc. 17 State Street, Suite 2550 New York, NY 10004 Attn: Tejune Kang, CEO Tel. No.: 646- 681-4900 Fax No.: __________	with a copy to (which shall not constitute notice): Kane Kessler, P.C. 1350 Avenue of the Americas New York, NY 10019 Attn: Peter Campitiello, Esq. Tel. No.: 212 519-5109 Fax No.: 212-245-3009

(b)	If to Sellers (and prior to the Closing, the Company): SwellPath, Inc. __________________ __________________ Attn: Adam Ware Tel. No.: __________ Fax No.: __________	with a copy to (which shall not constitute notice): [_______________] [_______________] [_______________] __________________ __________________ Tel. No.: Fax No.:

Any party may, by notice given in accordance with the provisions of this Article XIII to the other parties, designate another address or individual for receipt of notices hereunder.

11.4           Amendments; Waivers.  This Agreement may be amended or modified at any time and any provision(s) waived, but only by a written instrument executed by all of the parties.

11.5           Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior term sheets, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

11.6           Assignment.  This Agreement may not be assigned by the Company or Sellers without the prior written consent of Buyer; provided, however, that Buyer may assign or delegate any or all rights or obligations hereunder to an Affiliate; and provided, further, that Buyer may assign or delegate any or all of its rights or obligations hereunder, including its rights under Article XI to any subsequent purchaser of the Business, the Company, Buyer or all or substantially all of Buyer’s, the Company’s assets.

11.7           Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors and permitted assigns.  Except as provided in Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under, in connection with or by reason of this Agreement.

11.8           Severability.  If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable (including but not limited to Article X), (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

11.9           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.10           Governing Law; Submission to Jurisdictions; Waiver of Jury Trial

(a)           This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof that would result in the application of the law of any other jurisdiction).  The parties hereto hereby consent to the jurisdiction of the federal and New York State courts located in Manhattan (NYC) and agree that service of process by certified mail, return receipt requested, shall, in addition to any other methods permitted by Applicable Law, constitute personal service for all purposes.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE XI(b).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

6D GLOBAL TECHNOLOGIES, INC. By:
Name: Tejune Kang Title: Chief Executive Officer

SWELLPATH, INC. By:
Name: Adam Ware Title: President, CEO

SELLERS SELLING SHAREHOLDERS

Name: ADAM WARE
Shares: 2,940,000

Name: JOHN KOENIG
Shares: 723,551

RIGHT HOLDERS

Name: MICHAEL ARNESEN	Name: MICHAEL WIENICK
Rights Percentage: 1.15%	Rights Percentage: 3.75%

Name: KATHERINE SASCHE	Name: PETER RACHOR
Rights Percentage: 1.15%	Rights Percentage: 1.15%

The following schedules have been omitted from this Agreement pursuant to Item 601(b)(2) of Regulation S-K:

1.	Schedule 1.2 – Pro Rata Ownership

2.	Schedule 2.3 – Tax Deficiencies, Claims, and Liabilities

3.	Schedule 2.2 – Capitalization Table

4.	Schedule 2.9 – Material Contracts

5.	Schedule 2.19 – Certain Business Relationships With affiliates

6.	Schedule 2.20 – Real Property

7.	Schedule 2.21 – Accounts Receivable; Inventory

8.	Schedule 2.22 – Customers and Suppliers

9.	Schedule 2.23 – Insurance

10.	Schedule 2.24 – Bank Accounts; Credit Cards; Accounts; and Power of Attorney

11.	Schedule 2.25 – Employees

12.	Schedule 2.26 – Consents

13.	Schedule 2.27 – Employee Arrangements; ERISA

14.	Schedule 2.28 – Equipment

15.	Schedule 4.16(a) – Form of Warranty